Exhibit 99.1

Golden State Water Company Announces
Sale of $62,000,000 of Notes

SAN DIMAS, Calif.--(BUSINESS WIRE)--April 11, 2011--Golden State Water Company (“GSWC”), a subsidiary of American States Water Company (NYSE: AWR), today announced that it sold $62,000,000 in aggregate principal amount of its 6% Notes due 2041.

The Notes will mature on April 15, 2041. Interest on the Notes will accrue and be payable semi-annually in arrears on April 15 and October 15, at the rate of 6% per annum. The Notes will be unsecured and unsubordinated and will rank equally with all of GSWC’s unsecured and unsubordinated debt. The offering is expected to close on April 14, 2011.

GSWC plans to use a portion of the net proceeds of the offering to redeem $22,000,000 in aggregate principal amount of its 7.65% Medium-Term Notes, Series B. The remainder of the net proceeds will be used to pay down short-term borrowings and to fund capital expenditures.

Wells Fargo Securities, LLC is acting as sole book-runner for the offering. SL Hare Capital, Inc. is acting as co-manager of the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Copies of the Prospectus Supplement and accompanying Prospectus relating to the offering may be obtained from Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, by calling toll-free at 1-800-326-5897 or emailing cmClientsupport@wachovia.com.

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports GSWC has filed with the Securities and Exchange Commission.

Golden State Water Company provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California.

CONTACT:
Golden State Water Company
Eva G. Tang
Senior Vice President - Finance, Chief Financial Officer
and Secretary
Telephone: (909) 394-3600, ext. 707